EXHIBIT 5.1

[Letterhead of Foley & Lardner]

August 26, 2003

ALARIS Medical Systems, Inc.
10221 Wateridge Circle
San Diego, California 92121

      Re: Common Stock of ALARIS Medical Systems, Inc.

Ladies and Gentlemen:

        We have acted as counsel to ALARIS Medical Systems, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of the Company’s registration statement on Form S-8 (the “Registration Statement”), relating to an offering by the Company of up to a total of 1,200,000 shares of the Company’s Common Stock, par value $0.01 per share (the “Shares”), upon election by eligible employees of the Company to purchase Shares under the ALARIS Medical Systems Retirement Investment Plan, formerly known as the Advanced Medical Inc./Imed Corporation Savings Plan (the “Plan”).

        For purposes of this opinion, we have reviewed the Plan, and the Registration Statement and the Exhibits thereto. In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below. In rendering the opinions expressed below, we have assumed that the signatures on all documents that we have reviewed are genuine and that the Shares will conform in all material respects to the description thereof set forth in the Registration Statement.

        Based on the foregoing, we are of the opinion that the Shares issuable pursuant to the Plan have been duly authorized and will, when issued, sold and delivered as authorized, be validly issued, fully paid and non-assessable.

        In accordance with Item 601(b)(5)(ii)(B), a copy of the Internal Revenue Service determination letter that the Plan is qualified under Section 401 of the Internal Revenue Code, is provided as Exhibit 99.1 to this Registration Statement.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Foley & Lardner